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                                                                    EXHIBIT 23.8

                        CONSENT OF PRICE WATERHOUSE LLP

     We hereby consent to the incorporation by reference in the Joint Proxy Statement-Prospectus constituting part of this Registration Statement on Form S-4 of NationsBank Corporation of our report dated January 10, 1997, which appears on page 48 of the NationsBank Corporation 1996 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Joint Proxy Statement -- Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

PRICE WATERHOUSE LLP
CHARLOTTE, NORTH CAROLINA
NOVEMBER 18, 1997